EXHIBIT 21.1
QUEPASA CORPORATION
Subsidiaries
Quepasa.com de Mexico
PVBC, LLC, a Delaware limited liability company
QP Funding, LLC, a Delaware limited liability company
Quepasa Education, LLC, a Delaware limited liability company
Quepasa Market Intelligence, LLC, a Delaware limited liability company
Quepasa Mobile Entertainment, LLC, a Delaware limited liability company